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                                                                  EXHIBIT G

                          INVESTMENT ADVISORY AGREEMENT


         AGREEMENT made this 2nd day of December, 2002, by and between The New America High Income Fund, Inc., a Maryland corporation (the "Fund"), and
T. Rowe Price Associates, Inc., a Maryland corporation (the "Investment
Adviser").

         WHEREAS, the Fund is a closed-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Fund desires to retain the Investment Adviser to render investment management services to the Fund under the terms of this Agreement in reliance upon Rule 15a-4 under the 1940 Act prior to the approval by Fund stockholders of this Agreement and intends to seek Fund stockholder approval of this Agreement within the time period provided for under such Rule;

         WHEREAS the Investment Adviser is willing to render investment management services to the Fund under the terms described herein;

         NOW, THEREFORE, in consideration of mutual covenants herein contained, the parties hereto agree as follows:

         1.       Duties of the Investment Adviser.

         The Investment Adviser shall manage the investment and reinvestment of the Fund's assets; continuously review, supervise, and administer the investment program of the Fund; determine in its discretion the securities to be purchased, retained, sold, pledged or loaned (and implement those decisions); determine in its discretion when, to what extent and under what terms the Fund shall engage in bank or other borrowings, to the extent permitted by law and authorized by the Fund's Board of Directors (and, together with the Fund's Administrator, if and to the extent one shall be appointed by the Fund, or such other parties as the Investment Adviser may select with the approval of the Fund, implement those determinations); provide the Fund with records concerning the Investment Adviser and its activities that the Fund is required to maintain; render regular reports to the Fund's officers and Directors concerning the Investment Adviser's discharge of the foregoing responsibilities; and supply the Fund's officers and Directors with all statistical information and reports reasonably required by them and reasonably available to the Investment Adviser, including, without limitation, all information required under Section 15(c) of the 1940 Act.

         The Investment Adviser shall discharge the foregoing responsibilities subject to the control of the officers and Directors of the Fund and in compliance with such policies as the Directors may from time to time establish, and in compliance with the objectives, policies, and limitations of the Fund set forth in the Fund's prospectus, Registration Statement on Form N-2, charter and relevant arrangements and agreements with respect to the Fund's senior securities, if any, in each case as amended from time to time, and with all applicable laws and regulations. The Investment Adviser agrees, at its own expense, to render the services described herein and to provide the office space, furnishings and equipment, and personnel required by it to perform those services on the terms and for the compensation provided herein; provided, however, that

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expenses for necessary services of parties other than the Investment Adviser rendered in connection with the activities described above shall be borne by those parties, or by the Fund, as appropriate. The Investment Adviser shall authorize and permit any of its officers, partners and employees, who may be elected as officers or Directors of the Fund, to serve in the capacities in which they are elected.

         2.       Portfolio Transactions.

         The Investment Adviser is authorized to arrange for the execution of the Fund's portfolio transactions by selecting the brokers or dealers that will execute the purchases and sales of portfolio securities for the Fund and is directed to use its best efforts to obtain the best net results, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution and operational facilities of the firm involved. The Investment Adviser may, in its discretion, purchase and sell portfolio securities through brokers who provide the Investment Adviser or the Fund with research, analysis, advice and similar services, and the Investment Adviser may pay to these brokers, in return for research and analysis, a higher commission than may be charged by other brokers, provided that the Investment Adviser determines in good faith that such commission is reasonable in terms either of that particular transaction or of the overall responsibility of the Investment Adviser and the Investment Adviser's other clients and that the total commission paid by the Fund will be reasonable in relation to the benefits to the Fund over the long term.

         On occasions when the Investment Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients, the Investment Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be so purchased or sold in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction will be made by the Investment Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

         3.       Compensation of the Investment Adviser.

         (a) The provisions of this Section 3(a) shall apply to periods prior to the date this Agreement is approved by holders of a majority of the outstanding voting securities of the Fund within the meaning of the 1940 Act (such approval being referred to as "Stockholder Approval").

         For the services to be rendered by the Investment Adviser as provided in Sections 1 and 2 of this Agreement, the Fund shall pay to the Investment Adviser an investment advisory fee at the annual rate of .45% of the Fund's "Average Net Assets," based on the average weekly net asset value. For purposes of this Section 3(a), the Fund's "Average Net Assets" shall mean the Fund's total assets minus (a) the Fund's accrued liabilities (including the aggregate principal amount of and the amount of the accrued interest on any senior securities of the Fund constituting debt within the meaning of
Section 18 of the 1940 Act or under any credit facility with any bank or other lender) and, without duplication of (a), (b) the aggregate liquidation preference of and the amount of accumulated dividends on any senior securities of the Fund constituting stock within the meaning of Section 18 of the 1940 Act.

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         (b) The provisions of this Section 3(b) shall apply to periods beginning with and subsequent to the date of Stockholder Approval. For the services to be rendered by the Investment Adviser as provided in Sections 1 and 2 of this Agreement, the Fund shall pay to the Investment Adviser an investment advisory fee at the annual rate of the Fund's "Base Net Assets" shown in the following schedule, based on the Fund's average weekly net asset value:


                  FUND BASE NET ASSETS         FEE RATE
                  --------------------         --------
                  First $50 million             0.50%

                  Next $50 million              0.40%

                  Above $100 million            0.30%

For purposes of this Section 3(b), the Fund's "Base Net Assets" shall mean net assets attributable to the Fund's outstanding common stock and senior securities within the meaning of Section 18 of the 1940 Act. Base Net Assets shall include the liquidation preference and principal amount attributable to the Fund's senior securities but not accrued interest and dividends relating to such securities.

         (c) The fees due under this Section 3 shall be paid as promptly as possible after the last day of each month. The first payment of the investment advisory fee shall be made as promptly as possible at the end of the month next succeeding the effective date of this Agreement, and shall constitute a full payment of the fee due the Investment Adviser for all services rendered pursuant to this Agreement prior to that date. In the event that the Investment Adviser's right to such fee commences to accrue on a date other than the first day of the month, the fee provided in this Section 3 shall be computed on the basis of the period beginning on the first business day on which this Agreement is in effect, subject to a pro rata adjustment based on the number of days in that period as a percentage of the total number of days in such month. In the event of termination of this Agreement, the fee provided in this Section 3 shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect, subject to a pro rata adjustment based on the number of days elapsed in the current fiscal month as a percentage of the total number of days in such month. The average weekly net asset value of the Fund shall in all cases be based only on those days when the New York Stock Exchange is open for business, and shall be computed as of the time of the regular close of business of the New York Stock Exchange, or such other time as may be determined by the Fund's Board of Directors. In the event that Stockholder Approval occurs other than on the first day of a month, the advisory fee for the portion of the month prior to Stockholder Approval shall be calculated according to Section 3(a) and the advisory fee for the portion of the month beginning with Stockholder Approval shall be calculated according to Section 3(b). Each fee payment to the Investment Adviser shall be accompanied by a report of the Fund which shall show the amount properly payable to the Investment Adviser under this Agreement and the detailed computation thereof.

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         4.       Other Services.

         At the request of the Fund, the Investment Adviser shall, subject to availability, make available to the Fund office facilities, equipment, personnel and services other than as set forth in Sections 1 and 2 of this Agreement. Such office facilities, equipment, personnel and services shall be provided for or rendered by the Investment Adviser and billed to the Fund at the Investment Adviser's cost.

         5.       Reports.

         The Fund and the Investment Adviser agree to furnish to each other, if applicable, current prospectuses, registration statements, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.

         6.       Status of the Investment Adviser.

         The services of the Investment Adviser to the Fund are not to be deemed exclusive, and the Investment Adviser shall be free to render similar services to others so long as its services to the Fund are not impaired thereby. The Investment Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund. Nothing in this Agreement shall limit or restrict the right of any partner, officer or employee of the Fund, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

         7.       Certain Records.

         Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act which are prepared or maintained by the Investment Adviser on behalf of the Fund are property of the Fund and will be surrendered promptly to the Fund on request.

         8.       Liability of the Investment Adviser.

         The Investment Adviser shall not be liable for any error of judgment or for any loss suffered by the Fund in connection with performance of its obligations under this Agreement, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of, or from reckless disregard by it of its obligations and duties under, this Agreement, or damages resulting from a breach of fiduciary duty with respect to receipt of compensation for services.

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         9.       Indemnification.

         The Fund will indemnify the Investment Adviser for all liabilities and expenses, including defense costs, in connection with any litigation pertaining to the period prior to the Investment Adviser's relationship with the Fund under this Agreement, other than liabilities resulting from willful misfeasance, bad faith or gross negligence on the part of the Investment Adviser.

         10.      Use of Logo.

         During the term of this Agreement, the Fund shall furnish to the Investment Adviser at its principal office copies of all materials prepared for distribution to shareholders of the Fund or the public, which use the Investment Adviser's logo and the Fund shall not use any such materials if the Investment Adviser reasonably objects in writing five (5) days (or such other time as may be mutually agreed) after receipt thereof.

         11.      Permissible Interests.

         Directors, officers, agents and shareholders of the Fund are or may be interested in the Investment Adviser (or any successor thereof) as partners, officers or otherwise; partners, officers and agents of the Investment Adviser are or may be interested in the Fund as Directors, officers, shareholders or otherwise; and the Investment Adviser (or any successor thereof) is or may be interested in the Fund as a shareholder or otherwise.

         12.      Duration and Termination.

         If approved by holders of a majority of the outstanding voting securities of the Fund at the first shareholders' meeting following the date of this Agreement, and unless sooner terminated as provided herein, this Agreement shall continue until December 2, 2004, and thereafter for periods of one year, so long as such continuance thereafter is specifically approved at least annually (a) by the vote of a majority of those Directors of the Fund who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Directors of the Fund or by the vote of a majority of the outstanding voting securities of the Fund; provided, however, that if the shareholders of the Fund fail to approve the Agreement as provided herein, the Investment Adviser may continue to serve hereunder in the manner and to the extent permitted by the 1940 Act and the rules and regulations thereunder until such time as such approval has been obtained, whereupon the provisions of Section 3 hereof shall apply. The foregoing requirement that continuance of this Agreement be "specifically approved at least annually" shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder. This Agreement may be terminated at any time without the payment of any penalty by the vote of a majority of Directors of the Fund or by the vote of a majority of the outstanding voting securities of the Fund on 60 days' written notice to the Investment Adviser or by the Investment Adviser at any time without the payment of any penalty on 60 days' written notice to the Fund. This Agreement will automatically and immediately terminate in the event of its assignment. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at any office of such party. As used in this Section 11, the terms "assignment," "interested

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person," and "vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such exceptions as may be granted by the Securities and Exchange Commission under the 1940 Act.

         13.      Notice.

         Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at the following addresses:

         To the Fund                    New America High Income Fund, Inc.
                                        33 Broad Street
                                        Boston, MA 02109
                                        Attn: Ellen E. Terry
                                        Fax No.: (617) 263-6402

         To the Investment Adviser:     T. Rowe Price Associates, Inc.
                                        100 East Pratt Street
                                        Baltimore, MD 21202
                                        Attn: George Murnaghan
                                        Fax No.: (410) 345-2349

         With a copy to:                Henry H. Hopkins, Esquire
                                        T. Rowe Price Associates, Inc.
                                        100 East Pratt Street
                                        Baltimore, MD 21202
                                        Fax No.: (410) 345-6575

         14.      Amendment; Waiver.

         No provisions of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by the vote of the majority of the outstanding voting securities of the Fund.

         15.      Governing Law; Severability; Counterparts.

         This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

T. ROWE PRICE ASSOCIATES, INC.           THE NEW AMERICA HIGH INCOME FUND, INC.


By:   /s/ George Murnaghan               By:     /s/ Ellen E. Terry
      --------------------                       ------------------

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